Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-209889) and Form S-8 (No. 333-126421, No. 333-120158, No. 333-102825, No. 333-61072, No. 333-51436, No. 333-50752, No. 033-54423, No. 333-171297, and No. 333-203902) of International Flavors & Fragrances Inc. of our report dated June 14, 2018 relating to the financial statements of Frutarom Industries Ltd., which appears in this Current Report on Form 8-K of International Flavors & Fragrances, Inc.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
August 3, 2018	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel

Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity